NEWS RELEASE

Eden Energy Provides Corporate Update

VANCOUVER, November 5, 2008. Eden Energy is pleased to provide a corporate update on the Company’s drilling program at the White River Dome field in Colorado.

The Company drilled 4 wells in the White River Dome field in 2008. As of November 3, 2008 two of the 4 wells are tied-in to sales and are flowing through restricted chokes. The remaining two wells are expected to be tied-in by mid to late November. As of November 3, 2008 the Company was producing approximately 2400 mcfd gross from its White River Dome wells.

AHU 21-22. The 21-22 well was drilled to a total depth of 7585 feet. A total gross interval of 923 feet of gas-bearing sand and coal was fracture stimulated in four stages. The well began producing on October 26 at an initial rate of 1310 mcfd and 380 bwpd on a 24/64’s choke with a flowing tubing pressure of 950 psi and flowing casing pressure of 1650 psi.

AHU 7-43. The 7-43 well was drilled to a total depth of 7611 feet and a total gross interval of 640 feet of gas-bearing sand and coal was fracture stimulated in two stages. The well is continuing to flow frac fluid. The well was put on production on October 31 at an initial rate of 1390 mcfd and 625 bwpd on a 24/64’s choke with a flowing tubing pressure of 750 psi and flowing casing pressure of 1500 psi.

AHU 28-44. The 28-44 was drilled to a total depth of 7285 feet and a total gross interval of 977 feet of gas-bearing sand and coal was fracture stimulated in four stages. On October 27, after flowing back 100% of its frac fluid, the well was flowing 308 mcfd and 512 bwpd on a 24/64’s choke with a flowing tubing pressure of 420 psi and flowing casing pressure of 1550 psi. The well is currently shut in waiting on completion of a pipeline. The Company expects to have this well on production by the middle of November.

AHU 13-43. The 13-43 well was drilled to a total depth of 6885 feet and a total gross interval of 632 feet of gas-bearing sand and coal was fracture stimulated in three stages. The well is continuing to flow frac fluid. As of November 3 the well is currently flowing back at 638 mcfd and 450 barrels per day of frac fluid on an 18/64’s choke with a flowing tubing pressure of 850 psi and flowing casing pressure of 1775 psi. The well is currently shut in waiting on completion of a pipeline. The Company expects to have this well on production by the end of November 2008.

Eden plans to fund future drilling using reserve-based financing. The Company plans to produce its new wells and update its independent reserve report at year end and will provide further updates at that time.

Donald Sharpe, president of Eden Energy, commented “We are happy with the results of this year’s drilling and we expect to be able to announce positive additions to our independent reserve report at year end. The wells were drilled on-time and within budget and they support our view of the large resource potential we see at White River Dome. The White River Dome field currently operates on 40-acre spacing. Other Piceance Basin fields produce at 20-acre spacing and some at 10-acre spacing.

Recent Rocky Mountain gas pricing has been challenging, and we expect these conditions to continue at least through the next drilling season. There are a number of new pipelines planned for the Rockies over the next few years, which would allow for greater take away capacity and less pressure on prices.”

General:

Eden Energy Corp. focuses on large scale oil and gas projects with significant resource potential. Its current focus is the development of the White River Dome project in the Piceance Basin, Rio Blanco County, Colorado.

Notice Regarding Forward Looking Statements

This news release contains "forward-looking statements", as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include, among other things, the production rates of the White River Dome wells, the large resource potential of the White River Dome field, and the addition of new pipelines in the Rocky Mountain region.

Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with oil and gas exploration; changes in reserve estimates if any; the potential productivity of our properties; changes in the operating costs and changes in economic conditions and conditions in oil and gas exploration. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance those beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-KSB for the 2007 fiscal year, our quarterly reports on Form 10-QSB and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

Eden Energy Corp.

Regarding the company and any of its projects, please contact Eden Energy Corp. at 1-866-693-1100 or email: info@edenenergycorp.com